Exhibit 10.5

FORM OF OFFER LETTER

[•], 2024

Jairo Lorenzatto
[ADDRESS]

Dear Jairo:

Reference is made to the Transaction Agreement, dated as of September 12, 2023 (the “Transaction Agreement”), pursuant to which, upon completion (the “Completion” and the date on which the Completion occurs, the “Completion Date”)) of the transactions contemplated thereby, Smurfit Kappa Group plc (“Smurfit Kappa”) and WestRock Company (“WestRock”) became wholly owned by Smurfit WestRock plc (the “Company”).

We are pleased to offer you a continued role with the Company as President and Chief Executive Officer, LATAM, reporting to the President & Group Chief Executive Officer. In this role, your principal place of employment will be the Company’s office in Florida at 900 S. Pine Island Road, Suite 600, Florida, subject to reasonable business travel as required to fulfill your duties. Your direct employer will continue to be the WestRock subsidiary that employed you as of immediately prior to the Completion (the “Employer”). The purpose of this letter is to describe the general terms and conditions of your employment with the Company.

COMPENSATION

Annual Base Salary: Your annual base salary will be $500,000, to be paid in accordance with the Employer’s applicable payroll practice in effect from time to time. Your annual base salary will be subject to periodic review by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

Annual Cash Bonus: Your bonus opportunity for calendar year 2024 will be determined as follows:

•	You will be eligible to receive a prorated annual bonus (the “Pre-Completion Prorated Bonus”) with respect to the portion of the 2024 fiscal year of WestRock (ending September 30, 2024) (the “2024 Fiscal Year”) that has elapsed prior to the Completion Date. The Pre-Completion Prorated Bonus will be equal to the actual bonus that you would have been eligible to receive under the annual bonus programs in effect immediately prior to the Completion based on your annual bonus opportunity in effect as of such time and based on the actual level of achievement of the applicable performance goals as determined by the Compensation Committee of the Board of Directors of WestRock prior to the Completion, prorated based on the number of days elapsed during the 2024 Fiscal Year prior to the Completion Date. The Pre-Completion Prorated Bonus will be paid to you in cash in November 2024 consistent with WestRock’s past practice, subject to your continued employment through the last day of the 2024 Fiscal Year.

•	You will also be eligible to receive a prorated annual bonus for the period from the Completion Date through December 31, 2024 (the “Post-Completion Prorated Bonus”). The Post-Completion Prorated Bonus will be determined using the target annual bonus opportunity as set forth in the following paragraph and the actual level of achievement of the applicable performance goals to be established by the Compensation Committee, prorated based on the number of days from the Completion Date through December 31, 2024 out of 366. The Post-Completion Prorated Bonus will be paid in cash in February 2025, subject to your continued employment through December 31, 2024.

Starting with the Company’s fiscal year 2025, your target annual bonus opportunity will be 75% of your annual base salary. Your actual annual bonus payment, if any, will be determined based on the level of achievement of the applicable performance goals to be established annually by the Compensation Committee. Payment of your earned annual bonus (if any) is subject to your continued employment through the last day of the applicable fiscal year, except as otherwise provided by the terms of the Company’s annual bonus program as in effect from time to time.

[DATE]

Jairo Lorenzatto

Annual Equity Awards: You will be eligible to receive annual equity awards granted by the Company during your employment with the Employer. It is expected that your annual equity awards for the Company’s fiscal year 2025 will have a target aggregate grant date fair value of $800,000.

Any equity awards actually granted to you by the Company are subject to approval by the Compensation Committee. The form, terms and conditions of your annual equity awards will be determined by the Compensation Committee and set forth in the applicable award agreement.

BENEFITS

Health, Welfare, and Other Benefit Programs:  You will be eligible to participate in all health, welfare and other benefit programs (including car benefits) applicable to similarly situated executives of the Company employed by the Employer in accordance with their applicable terms and conditions as in effect from time to time. You will continue to be eligible for your current health, welfare and executive benefits (including executive physical and financial and tax planning benefits) and you will continue to be eligible to participate in the WestRock Deferred Compensation Plan, in each case through calendar year 2024 and as applicable.

Retirement/Pension Plan: During your employment with the Employer, you will be eligible to participate in the Company’s retirement and pension programs in effect for similarly situated executives from time to time.

WESTROCK CHANGE IN CONTROL AGREEMENT

Your Change in Control Severance Agreement with the Employer effective January 1, 2022 (the “CIC Agreement”) will remain in effect in accordance with its terms following the Completion Date, except that the CIC Agreement shall be modified effective as of the Completion Date as described below. Capitalized terms used in this section and not otherwise defined in this letter will have the meanings given to such terms in the CIC Agreement.

1.	The Change in Control Period for purposes of the CIC Agreement is the period commencing on the Completion Date and ending on the second anniversary of the Completion Date.

2.	The Company hereby acknowledges that you will have Good Reason effective as of the Completion Date and agrees that the period during which you may provide notice of your resignation for Good Reason shall be extended to the last day of the Change in Control Period. If you deliver written notice of resignation to the Company during the Change in Control Period and at least sixty (60) days prior to your anticipated termination date and Cause does not exist, then your resignation will be treated as a Qualifying Termination for purposes of the CIC Agreement.

Your termination of employment by the Employer without Cause at any time during the Change in Control Period will continue to constitute a Qualifying Termination. In addition, the termination of your employment with the Employer during the Change in Control Period due to your death, or due to you becoming qualified to receive long-term disability benefits under the applicable long-term disability plan, will constitute a Qualifying Termination.

For clarity, your termination of employment with the Employer in any other circumstances not described above (including, without limitation, your resignation without providing at least sixty (60)) days prior written notice) shall not be treated as a Qualifying Termination.

[DATE]

Jairo Lorenzatto

3.	If you experience a Qualifying Termination during the Change in Control Period, you will receive the payments and benefits provided by the CIC Agreement, paid or provided at the times specified therein, and calculated assuming that your Qualifying Termination occurred on the Completion Date (based on your annual base salary and Bonus Amount in effect at such time). For clarity, the accelerated equity award vesting under the CIC Agreement will apply only to your WestRock equity awards granted prior to the Completion that are assumed and converted into Company equity awards effective as of the Completion in accordance with the terms of the Transaction Agreement and in no event will you be entitled to receive any accelerated vesting of any new equity awards granted to you by the Company after the Completion Date.

4.	If you do not experience a Qualifying Termination during the Change in Control Period, then the CIC Agreement will expire on the last day of the Change in Control Period and will be of no further force or effect.

SEVERANCE

For so long as the CIC Agreement remains in effect, you will not be eligible for any other severance benefits (except that, for clarity, you will remain eligible for benefits under the WestRock Executive Severance Plan to the extent those benefits are incorporated into your benefits under the CIC Agreement). If the CIC Agreement expires without you becoming entitled to receive severance benefits under the CIC Agreement and if you remain employed by Employer thereafter, you will become eligible to participate in the Company’s Executive Severance Plan, as in effect from time to time.

RESTRICTIVE COVENANTS

Your Restrictive Covenant Agreement with the Employer dated [DATE] (the “Restrictive Covenant Agreement”) shall remain in effect in accordance with its terms following the Completion Date, provided that references to the “Company” thereunder shall be deemed to include the Company (as defined in this letter) and its affiliates.

ENTIRE AGREEMENT/EMPLOYMENT AT WILL

This offer letter contains the entire understanding between you and the Company and its subsidiaries (including, without limitation, WestRock and the Employer) and supersedes any prior representations, in any form, that may have been made regarding your prospective employment at the Company or its subsidiaries (including, without limitation, WestRock and the Employer) and may not be changed or modified in any way except in writing from an authorized representative of the Company. Nothing contained in this offer letter is intended or should be construed as a contract for employment, either express or implied, with the Company or its subsidiaries (including, without limitation, WestRock and the Employer). Should you accept this offer of employment from the Company, you understand that your employment will be on an at-will basis and is not for any fixed period of time. This means that either you or the Company or the Employer can terminate the employment relationship at any time, with or without cause.

MISCELLANEOUS

This offer letter shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Georgia to be applied.

[DATE]

Jairo Lorenzatto

Employment with the Employer for purposes of this offer letter shall include employment with any subsidiary or affiliate of the Employer. The Company and the Employer reserve the right to withhold or cause to be withheld applicable taxes from any amounts paid pursuant to this offer letter to the extent required by applicable law. You shall be responsible for any and all tax liability imposed on amounts paid hereunder.

It is intended that the payments and benefits provided under this offer letter will be exempt from the application of, or comply with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended. This offer letter will be construed in a manner that effects such intent to the greatest extent possible.

CONDITIONS OF EMPLOYMENT

If the terms of this offer are acceptable, please let me know and indicate your agreement by signing, dating and returning this offer letter to [NAME], at [EMAIL], so that it is received by close of business on [•], 2024.

We have all appreciated our discussions with you and genuinely hope you will accept this offer to join the Company. We believe you will make important contributions and have a positive impact on the short- and long-term success of the Company. I look forward to working with you and am confident you will find the experience at the Company both personally and professionally rewarding.

[Signature Page Follows.]

Sincerely,

[Name]
[Title]

cc:      [Name], [Title]

Accepted:

SIGNATURE	Date Signed